Exhibit 4.19

[English Translation]

Telecommunications Services Cooperation Agreement

Between

China Mobile Limited

and

China Mobile Communications Corporation

This Agreement is entered into by and between the following parties on November 6, 2009:

(1)	China Mobile Limited, a limited liability company duly incorporated and validly existing in accordance with the Hong Kong laws with its legal address at 60/F., The Center, 99 Queen’s Road Central, Hong Kong (hereinafter referred to as “Party A”); and

(2)	China Mobile Communications Corporation (CMCC), a state-owned enterprise duly incorporated and validly existing in accordance with the laws of the People’s Republic of China (hereinafter as “China”) with its registered office at 29 Jinrong Avenue, Xicheng District, Beijing, China (hereinafter referred to as “Party B”).

Party A and Party B are respectively referred to as a “Party”, and collectively as the “Parties”

Whereas:

(A)	Party A is a company listed in the Stock Exchange of Hong Kong Limited (“HKEx”) and the New York Stock Exchange (“NYSE”).

(B)	According to the Announcement relating to the Further Reform of the Telecommunications Industry issued jointly by the Ministry of Industry and Information Industry, the National Development and Reform Commission and the Ministry of Finance of China on May 24, 2008, Tietong became a wholly-owned subsidiary of Party B;

(C)	Tietong is a fixed-line telecommunications operator in China;

(D)	To cope with the new competitive environment after the restructuring of telecommunications industry, to further improve the synergies between Party A and its subsidiaries and Tietong and its subsidiaries, and to achieve integrated development of mobile services and fixed-line services, Party A and its subsidiaries shall cooperate in telecommunications services development with Tietong and its subsidiaries, including but not limited to integrated voice VPN, wired broadband access, wireless voice service and other basic telecommunications businesses.

(E)	To achieve integrated development of mobile services and fixed-line services and cooperate in telecommunications services development, the Parties and their respective subsidiaries need to provide relevant supporting services to each other in their daily operations.

(F)	The Parties hereby agree to enter into this Agreement to set forth the basis for the continuous connected transactions between the Parties and their respective subsidiaries.

THEREFORE, with negotiation, the Parties have concluded the following agreements on the basis of equality and mutual benefits:

1.	Definitions

Except otherwise defined or required by the context, the terms in bold in this Agreement shall have the following meanings:

“Services” means services provided in accordance with Article 2 of this Agreement;

“Service Receiver” means the party and its subsidiaries receiving services provided by the Service Provider;

“Market Price” means the price determined independently by the operator in a competitive market. Market Price is determined in the following order: (1) the price then charged by an independent third party providing the services under normal trading circumstances in a place where the Services are provided or nearby; or (2) the price then charged by an independent party providing the Services under normal trading circumstances within the territory of China.

“Service Provider” means the Party and its subsidiaries providing Services to the Service Receiver;

“Government Fixed Price” is the price determined by the national industrial and price authorities according to their pricing authorization and scope;

“Government Guidance Price” is the price determined by operators in accordance with the benchmark price and floating rate issued by the national industrial and price authorities or other related authorities according to their pricing authorization and scope;

“China” means the People’s Republic of China and for the purpose of this Agreement, it does not include Hong Kong, Macau and Taiwan;

“Subsidiaries” means the respective branches and subsidiaries (whether or not wholly-owned) of Party A or Party B;

“Tietong” means China Tietong Telecommunications Corporation, a wholly-owned subsidiary of Party B;

“Hong Kong” means Hong Kong Special Administration Region of the People’s Republic of China; and “the Hong Kong Listing Rules” means the Rules Governing The Listing Of Securities On The Stock Exchange Of Hong Kong Limited.

1	Provision and Receipt of Services

1.1	Party A agrees to cause its Subsidiaries, as Service Provider, to provide related services to the Subsidiaries of Party B in accordance with the terms and conditions of this Agreement, while Party B agrees to cause its specified Subsidiaries, as Service Receiver, to receive such Services in accordance with the terms and conditions of this Agreement. Meanwhile, Party B agrees to cause its Subsidiaries, as Service Provider, to provide related services to the Subsidiaries of Party A in accordance with the terms and conditions of this Agreement and Party A agrees to cause its specified Subsidiaries, as Service Provider, to receive such Services in accordance with the terms and conditions of this Agreement. The provision and receipt of such Services are non-exclusive.

1.2	All the responsibilities, liabilities and interests arising from or in connection with the performance of this Agreement according to the terms and conditions of this Agreement shall be borne by Party A and its Subsidiaries and Party B and its Subsidiaries respectively as Service Receiver and Service Provider.

2	Description of Telecommunications Services

In accordance with this Agreement, Services provided by Service Provider shall include:

2.1	Agency Services

With the commission of Service Receiver, Service Provider shall provide customer development services to customers (including companies, government institutions, social entities and individual residents) in the name of the licensed operator of Service Receiver by utilizing its existing sales channels and resources, such as sales outlets, Internet sales network, sales personnel and local sales units, and such Services shall include:

2.1.1	sales services of various telecommunications products within the business scope of Service Provider by using the business models and images of Service Receiver, including but not limited to SIM cards, customized handsets, internet access card, netbooks, recharge cards and various value-added mobile services;

2.1.2	tariff collection services from customers on behalf of Service Receiver by using the customer bill data and relevant bill format provided by Service Provider; and

2.1.3	distribution, installation, maintenance and other customer services of telecommunications products specified by Service Receiver within the commission scope of, and with the service standard required by, Service Receiver.

2.2	Cooperation

2.2.1	Basic Telecommunications Services

(i)	Service Provider and Service Receiver shall cooperate in the provision of basic telecommunications services by integrating and bundling its telecommunications products and services of Service Provider and Service Receiver and providing necessary numbering and licenses resources support to the other party, so as to offer a complete telecommunications solution to its customers and enlarge the market share of the Parties. To achieve the goal of integrating and bundling its telecommunications products and services, Service Provider shall combine its products and services with those of Service Receiver, and allow Service Receiver to provide such products and services to its customers.

(ii)	Basic telecommunications services include but not limited to fixed-line local phone services, fixed-line domestic long-distance phone services, fixed-line IDD phone services, IP phone-phone call services, domestic telecommunication devices services, 900/1800MHz 2G GSM mobile telecommunications services, 3G TD-SCDMA mobile telecommunications services, satellite IPLC services, internet data transmission services, international data services, public telegraph and telex services, internet access services.

2.2.2	Value-added Telecommunications Services

(i)	Service Provider and Service Receiver shall cooperate in the provision of value-added telecommunications services by integrating and bundling its value-added telecommunications products and services of Service Provider and Service Receiver and providing necessary numbering and licenses resources support to the other party, so as to offer a complete value-added telecommunications solution to its customers and enlarge the market share of the Parties. To achieve the goal of integrating and bundling its value-added telecommunications products and services, Service Provider shall combine its value-added products and services with those of Service Receiver, and allow Service Receiver to provide such value-added products and services to its customers.

(ii)	Value-added telecommunications services include but not limited to wireless paging services, fixed-line domestic data transmission services, CNP services, network hosting services, internet data center services, voice mailbox services, fax storage and forwarding services, call center services, internet access services, fixed-line and internet information services.

3	Pricing Principles

3.1	In accordance with Article 2.1 of this Agreement, the service fees for agency services provided by Service Provider to Service Receiver shall be determined with reference to market prices after taking into consideration the actual volume and performance indicators, such as total sales being recognized and number of customers developed by Service Provider.

3.2	In accordance with Article 2.2 of this Agreement, the pricing and/or fees for the Services provided by Service Provider to Service Receiver shall be determined with reference to the following pricing principles after taking into account the actual volume of services provided, number of customers developed, the resources and investment contributed by Service Provider, their relevant qualifications, etc.: the Government Fixed Price if it exists; where there is no Government Fixed Price, but a Government Guidance Price exists, the Government Guidance Price; where there is neither a Government Fixed Price nor a Government Guidance Price, the market price; or where none of the above is applicable, the price to be agreed between the Parties and determined on a reasonable cost-plus basis. The reasonable cost means the cost determined by the Parties through discussions.

4	Service Standard

4.1	Quality of the Services provided by Service Provider to Service Receiver shall not be less than the national standards and requirements, including but not limited to those service quality standards set out in the Telecommunications Regulations of China (No. 291 Decree of the State Council), Telecommunications Service Specification (No. 39 Decree of the Ministry of Information Industry). If the government promulgates any new laws or regulations and service quality standards during the term of this Agreement, such laws and regulations and service quality standards shall apply from the date they come into effect.

4.2	Service conditions and standards provided by Service Provider to Service Receiver shall not be less than those of the same or similar services provided by Service Provider to any third party.

5	Basic Principles

5.1	Service Receiver shall pay service fees for Services received from Service Provider in accordance with the pricing principles and fee rates set out in this Agreement, supplementary agreements hereof (if any), its implementation details and specific implementation documents.

5.2	With regard to the same Services, if the conditions and quality of the Services provided by the other party is at least at the same level as those of the Services provided by an independent third party, any Party to this Agreement shall give priority to use the Services provided by the other Party. However, the provision and reception of such Services is non-exclusive.

5.3	If, not due to its own fault, Service Provider is not able to provide or fully provide the Services under this Agreement, Service Provider shall promptly give notice to Service Receiver, and shall make its best efforts to assist Service Receiver to obtain the same or similar services from other sources.

5.4	Without violating the prohibitive provisions of the laws and regulations of China and with the prior consent of Service Receiver, Service Provider may appoint a third party other than its own Subsidiaries or affiliates to provide certain Services under this Agreement to Service Receiver. However, Service Provider shall ensure that such third party shall have the statutory qualification required by the state, and the conditions and quality of Services provided by such third party shall not be less favorable than those committed by Service Provider. Moreover, all the obligations and interests of Services provided by such third party shall be ultimately borne and enjoyed by Service Provider. Any additional expenses for appointing such third party shall be borne by Service Provider.

5.5	Unless otherwise stated in Article 8 hereunder, during the term of this Agreement, any Party who violates this Agreement and causes damages to the other Party shall bear the responsibility and compensate the other Party for any direct economic losses caused.

5.6	When any Party performs its obligations hereunder, the other Party shall provide reasonable and necessary assistance. For this purpose, Service Receiver shall provide Service Provider in a timely fashion with required service standard, business models and image requirements, customer bill data and related bill format, detailed information about its telecommunications and value-added products and services.

5.7	In order to allow Service Provider to provide Services in accordance with this Agreement, provided that this Agreement and its appendices are complied, Subsidiaries of Party A and Party B may set forth the implementation details for the provision of certain Services within the scope of authorization granted by Party A and Party B respectively in order to agree on the contents, standards, scope, methods, fees and any other specific requirements. However, the contents of such implementation details shall not exceed the scope of this Agreement and its appendices and shall not conflict with this Agreement.

5.8	Except otherwise provided in the implementation details executed between Party A and Party B or their respective Subsidiaries for certain specific Services, the provision of telecommunications or value-added products and services under this Agreement shall follow the principle of Service Provider taking ultimate responsibilities, whereby Service Provider shall be responsible for the maintenance of such products and services and all other obligations related to such products and services.

6	Representations, Warranties and Undertakings

6.1	Each Party represents and warrants to the other Party that this Agreement is valid and equally binding on both parties.

6.2	Each Party warrants to the other Party that its relevant subsidiaries to provide Services possess all the qualifications and licenses required by the relevant governmental regulatory authorities to provide the Services hereunder, and that the said qualifications and licenses are all valid during the term of this Agreement.

6.3	Each Party warrants to the other Party and ensures that the employees of its relevant subsidiaries are prepared to receive and provide sufficient instructions and explanations relating to the Services under this Agreement, such that the services can meet the standards required.

6.4	Each Party warrants to the other Party that it has obtained all necessary approvals or other governmental permits (if there are any mandatory requirements) for its Services to be provided.

6.5	Each Party warrants to the other Party that its relevant subsidiaries will, in accordance with the provisions of this Agreement, accept the Services provided by the other Party, provide all necessary assistance and pay various charges, and that no harm will be caused to the other Party or the Service Provider by their acts or omissions of acts.

6.6	Each Party warrants to the other Party that any third party retained to provide the services hereunder possess all the statutory qualifications required by the relevant governmental regulatory authorities, and that the conditions and standards of the Services provided by such third party shall not be less favorable than those committed by Service Provider, and that all obligations and interests of Services provided by such third party shall be ultimately borne and enjoyed by Service Provider.

7	Term of the Agreement

This Agreement shall come into effect on the date on which the legal representatives or authorized representatives of the Parties execute this Agreement and expire on December 31, 2010. Upon the expiry of this Agreement, if both Parties so agree and in compliance with the Hong Kong Listing Rules, this Agreement shall be renewed automatically for another year with no limitation on the number of renewals.

8	Force Majeure

If, due to a force majeure event, the occurrence of which is unpredictable and the consequences of which are unavoidable and insurmountable, either Party or its subsidiaries are prevented from performing this Agreement in accordance with the agreed provisions, the affected Party shall immediately give notice to the other Party, and shall, within fifteen (15) days, provide the relevant detailed information and valid documents of proof evidencing the grounds for non-performance, partial performance, or withheld performance of the relevant obligations under this Agreement. Depending upon the extent to which the performance may be affected by the force majeure event, both Parties shall discuss and agree whether or not to terminate, partially excuse, or delay the performance of the obligations concerned. However, neither party to this Agreement shall be held liable for any damages caused by the force majeure.

9	Non-disclosure

Unless otherwise required by the relevant laws, listing rules or regulatory authorities, neither Party (including but not limited to its relevant subsidiaries) shall announce or disclose or provide to any third party any information concerning the contents of this Agreement or relating to the business of the other Party, unless the prior written consent of the other Party has been obtained (and such consent shall not be unreasonably refused or withheld).

10	Assignment

Except for the cases stated in Article 5.4 hereof, without the prior written consent of the other Party, neither Party may assign or delegate to any third party any or all of the right(s) or obligation(s) accruing to it or the Service Providers or the Service Receivers under this Agreement.

11	No Waiver

Unless otherwise provided by the laws, any failure to exercise or delay in exercising any right, power or privilege to which a Party is entitled under this Agreement shall not be construed as a waiver of such right, power or privilege, and any partial exercise of such right, power, or privilege shall not prejudice the future exercise of such right, power or privilege.

12	Notice

Any notice related to this Agreement shall be made in writing and delivered in person, or by facsimile or post. Any notice shall be deemed as delivered at the time of delivery, if delivered in person; or at the time when the facsimile machine indicates successful submission, if delivered by facsimile; or on the fifth working day (not accounting any statutory holidays) after it has been posted, if delivered by post. Any notice is effective upon delivery.

13	Governing Law and Dispute Settlement

13.1	This Agreement shall be governed by, and interpreted and enforced in accordance with the laws of China.

13.2	Any dispute between the Parties relative to the validity, interpretation or performance of this Agreement shall be settled through amicable consultation. Should the Parties fail to resolve the dispute within 30 days from the date of the occurrence of the dispute, then such dispute shall be submitted to China International Economy and Trade Arbitration Commission for arbitration in Beijing in accordance with the then effective arbitration rules of that Commission. The arbitration award shall be final and binding on both Parties. Except for the matter of dispute that is submitted for arbitration, all the remaining parts of this Agreement shall remain valid and effective during the arbitration.

14	Effectiveness of this Agreement and Miscellaneous

14.1	This Agreement shall be effective upon due execution by the legal persons or their authorized representatives of both Parties and the affixation of their official seals.

14.2	This Agreement can be executed separately by counterparts. The duly executed counterparts shall constitute a valid agreement. If the Agreement is executed by counterparts, it shall be construed as duly executed after the both Parties have successfully transmitted their signed counterparts to each other by facsimile.

14.3	Provided that Party A complies and meets the regulatory requirements on connected transaction of the Hong Kong Listing Rules, following discussion and agreement by both Parties, this Agreement and its appendices may be amended or supplemented by both Parties, and any amendment or supplement shall take effect after execution by the legal persons or authorized representatives of both Parties and after the affixation of the official seals.

14.4	This Agreement is severable. If any provision of this Agreement is determined to be invalid, unlawful or unenforceable, the validity and enforcement of any other provisions shall not be affected.

14.5	This Agreement is written in Chinese and executed in five (5) original counterparts, two of which shall be retained by Party A and the rest three copies shall be retained by Party B. Each original counterpart has equal legal validity.

China Mobile Limited

Legal Person or

  authorized representative (signature):   /s/ LUO Jianping

China Mobile Communication Corporation

Legal Person or

  authorized representative (signature):   /s/ MENG Fanguang

November 6, 2009